Exhibit 4.2

CERTIFICATE OF DESIGNATIONS

OF

SERIES F-1 REDEEMABLE CLASS C PREFERRED STOCK

OF

LSB INDUSTRIES, INC.

LSB INDUSTRIES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Sections 103 and 151 thereof, DOES HEREBY CERTIFY:

The board of directors of the Corporation (the “Board of Directors”), in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation (as amended from time to time, the “Restated Certificate of Incorporation”) and the Amended and Restated Bylaws of the Corporation and applicable law, at a meeting duly called and held on October 16, 2018, adopted the following resolution relating to the creation and issuance of a new series of Class C Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board of Directors and in accordance with the provisions of the Restated Certificate of Incorporation and applicable law, a series of Class C Preferred Stock, having no par value per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof (in addition to those set forth in the Certificate of Incorporation that are applicable to Preferred Stock of all series and to Class C Preferred Stock of all series), of the shares of such series, are as follows:

Section 1.    Designation; Rank.

(a)    The distinctive serial designation of the series of Class C Preferred Stock is “Series F-1 Redeemable Class C Preferred Stock” (“Series F-1”).

(b)    With respect to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the share of Series F-1 shall rank senior to the Common Stock and shall rank junior to the Corporation’s Series B 12% Cumulative Convertible Preferred Stock, Series D 6% Cumulative Convertible Class C Preferred Stock, Series 4 Junior Participating Class C Preferred Stock, Series E-1 Cumulative Redeemable Class C Preferred Stock and any other class or series of stock of the Corporation hereafter created (subject to Section 8(b)) that specifically ranks senior to the Series F-1.

Section 2.    Number of Shares. The authorized number of shares of Series F-1 shall be one (1). If the share of Series F-1 is redeemed, purchased or otherwise acquired by the Corporation, or converted into another class or series of capital stock of the Corporation, such share shall be cancelled and retired and revert to authorized but unissued shares of Class C Preferred Stock (provided that such cancelled share may be reissued only as a share of any series other than Series F-1).

Section 3.    Definitions. As used herein with respect to Series F-1:

(a)    “Bylaws” means the Amended and Restated Bylaws of the Corporation, as they may be amended from time to time.

(b)    “Business Day” means a day, other than Saturday, Sunday or any other day on which banking institutions in New York, New York generally are authorized or obligated by law, regulation or executive order to close.

(c)     “Certificate of Designations” means this Certificate of Designations relating to Series F-1, as it may be amended from time to time.

(d)    “Certificate of Incorporation” means the Restated Certificate of Incorporation of the Corporation, as it may be amended from time to time, and shall include this Certificate of Designations and any other certificate of designations representing preferred stock of the Corporation.

(e)    “Common Stock” means (i) the common stock, $0.10 par value per share, of the Corporation and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

(f)    “Liquidation Value” means $100.

(g)    “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.

(h)    “Redemption Price” means $0.01.

(i)    “Securities Purchase Agreement” means that certain Securities Purchase Agreement dated as of December 4, 2015 between the Corporation and the purchaser named therein, as it may be amended from time to time.

(j)    “Series E-1” means the Corporation’s Series E-1 Cumulative Redeemable Class C Preferred Stock, no par value per share.

(k)    “Series E-1 Certificate of Designations” means the Certificate of Designations of the Series E-1, as it may be amended from time to time in accordance with the terms, conditions and limitations thereof and of the Securities Purchase Agreement.

Section 4.    Dividends. No dividends shall be payable in respect of the Series F-1.

Section 5.    Liquidation Rights.

(a)    Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holder of Series F-1 shall be entitled to receive for the share of Series F-1, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other class of stock ranking junior to the Series F-1, payment in full in an amount equal to the Liquidation Value, and no more.

(b)    Residual Distributions. If the Liquidation Value has been paid in full to the holder of Series F-1, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(c)    Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger or consolidation of the Corporation with any other corporation or other entity, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6.    Redemption.

(a)    Automatic Redemption by the Corporation. The Series F-1 share shall be automatically redeemed by the Corporation, in whole and not in part, for the Redemption Price in accordance with this Section 6 immediately following the date upon which the Voting Rights (as defined in Section 8(a) below) have been reduced to zero.

(b)    Notice of Redemption. Notice of redemption of the Series F-1 share specifying the redemption date shall be given to the holder of record of the share to be redeemed at its last address appearing on the books of the Corporation. Such mailing shall be no more than 30 days following the date specified in Section 6(a). Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to such holder shall not affect the validity of the proceedings for the redemption.

(c)    Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside for payment by the Corporation, then on and after the redemption date the share so called for redemption shall no longer be deemed outstanding and all rights with respect to such share shall forthwith on such redemption date cease and terminate, except only the right of the holder thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holder of the share so called for redemption shall look only to the Corporation for payment of the redemption price of such share.

(d)    Involuntary Redemption. Other than as set forth in Section 6(a) above, the Series F-1 shall not be subject to redemption by the Corporation without the prior written consent of the holders of the Series F-1.

(e)    Tender of Certificates. Upon any redemption of Series F-1 in accordance with this Section 6, the holder of the share of Series F-1 shall tender to the Corporation any certificates representing Series F-1.

Section 7.    Conversion. The holder of the share of Series F-1 shall have no right to exchange or convert such share into any other securities.

Section 8.    Voting Rights.

(a)    General. The share of Series F-1 shall be entitled to vote upon all matters upon which holders of any class or classes of Common Stock have the right to vote, and shall be entitled to a number of votes (the “Voting Rights”) equal to 456,225 shares of Common Stock (subject to adjustment for any stock split, stock dividend, stock combination or similar transaction); provided, however, the number of votes which may be cast by the Series F-1 share shall be reduced automatically as follows upon the occurrence of the specified event: (a) upon the redemption or exchange of each share of Series E-1 for Common Stock, the Voting Rights shall be reduced by a number of shares of Common Stock equal to the product of clauses (i) and (ii) of the definition of Participation Rights Value in the Series E-1 Certificate of Designations, and (b) redemption or exchange in full of all shares of Series E-1 for Common Stock, cash or otherwise, the Voting Rights shall be reduced to zero.

(b)    Voting Rights as to Particular Matters. Subject to the other provisions of this Section 8, so long as the share of Series F-1 is outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the holder of such share and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)    Issuance of any shares of Series F-1 or any amendment or alteration of the Certificate of Incorporation to authorize or create, or increase or decrease the authorized amount of, any shares of Series F-1; and

(ii)    Any amendment, alteration or repeal of any provision of the Certificate of Incorporation so as to adversely affect the powers, preferences or special rights of the Series F-1.

(c)    No Vote Required.

(i)    For purposes of this Certificate of Designations, but without limiting the other provisions of this Section 8, none of the following (in and of itself) shall be deemed to adversely affect the powers, preferences or special rights of the Series F-1: (A) any amendment, alteration or repeal of any provision of the Certificate of Incorporation so as to authorize or create, or increase the authorized amount of, any capital stock of the Corporation and (B) any filing with the Delaware Secretary of State by the Corporation, including in connection with a merger, consolidation or otherwise, in which (x) the Corporation is the surviving entity and the share of Series F-1 remains outstanding with the terms thereof materially unchanged in any respect adverse to the holder thereof, or (y) the resulting, surviving or transferee entity is organized under the laws of any state and substitutes or exchanges the Series F-1 for other preferred equity or shares having powers, preferences and special rights identical to that of the Series F-1.

(ii)    The voting provisions in Section 8(b) will not apply with respect to the Series F-1 if, at or before the time when the act with respect to which the vote would otherwise be required is effected, the share of Series F-1 has been effectively redeemed in full pursuant to the provisions described under Section 6 and funds sufficient to pay the redemption price specified therein in full for such share has been set aside for payment.

(d)    Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holder of Series F-1 (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which the Series F-1 is listed or traded at the time.

Section 9.    Record Holders. To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of any share of Series F-1 as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

Section 10.    Notices. All notices or communications in respect of Series F-1 shall be sufficiently given if given in writing and delivered in person or by fax, overnight or certified mail, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law.

Section 11.    No Preemptive Rights. No share of Series F-1 shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 12.    Replacement Certificates. If the Series F-1 is certificated, the Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 13.    Other Rights. The shares of Series F-1 shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

[Signature Page Follows]

IN WITNESS WHEREOF, LSB INDUSTRIES, INC. has caused this certificate to be signed this 18th day of October, 2018.

LSB INDUSTRIES, INC.

By:	/s/ Daniel D. Greenwell
Name:	Daniel D. Greenwell
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO CERTIFICATE OF DESIGNATIONS OF SERIES F-1 PREFERRED STOCK